Exhibit 10.1
February 13, 2006
STOCK OPTION AWARD
TERMS AND PROSPECTUS-SUPPLEMENT
The Compensation Committee of the Board of Directors of Jefferson-Pilot Corporation (“Jefferson-Pilot or JP”) has approved a stock option award under our Long Term Stock Incentive Plan (“Plan”) in recognition of 2005 performance of Jefferson-Pilot and the optionees selected by the Committee.
The terms of your stock option award are set forth below in question and answer form. A copy of the Plan is attached or was furnished to you before, and you can request another copy at any time. The provisions of the Plan govern if there is any inconsistency. All interpretations by the Compensation Committee are binding on you and Jefferson-Pilot.
Why is Jefferson-Pilot awarding me this option? JP wants to reward officers and selected other individuals for 2005 performance, and to provide further motivation and incentive for future performance. We also want to encourage stock ownership, while providing stock based compensation that will help align your interests more closely with shareholders’ interests. Focusing our collective energies toward achieving our strategic objectives and enhancing our financial results should lead to improved stock performance.
What is my stock option exercise price? This option gives you the right to buy JP common stock from Jefferson-Pilot in the future at $58.46 per share, the closing price of JP stock on February 13, 2006. If the stock goes up, your option becomes valuable because you can still buy the stock at this exercise price.
How many shares can I buy? Your option gives you the right to buy the number of shares approved for you by the Compensation Committee (your “Option Shares”). You should previously have been informed of the share amount.
The number of shares and exercise price will be adjusted to reflect stock splits and certain other changes in JP stock as described in the Plan or as determined by the Compensation Committee. For example, with our April 2001 3 for 2 stock split, an option for 1,000 shares was automatically increased to 1,500 shares, and the exercise price was reduced from $69.82 to $46.5467 (2/3 of $69.82). If it splits again, similar adjustments will be made.
Does this option last indefinitely? No, it will expire in ten years — and may expire earlier if you leave employment before then. The last day that it can be exercised in any event is February 12, 2016.
Can I exercise before then? Yes, you can exercise at any time for some or all of your Option Shares after they vest and before your option expires.
This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

When do my Option Shares vest? One third of your Option Shares vest on each of the first, second and third anniversaries of the award (February 13, 2007, 2008 and 2009), if you are still working for the Jefferson-Pilot group of companies on the respective vesting date.
What if I leave before then? (1) Your Option Shares vest early and become exercisable if your employment terminates because you retire, become totally disabled or die. Currently, retirement requires age 55 with 5 years service, and total disability means you become eligible for our long term disability benefits. See the attached Exhibit 1 for more details on the requirements for early vesting.
(2) If your employment terminates for any other reason, before any change in control, your Option Shares that have not yet vested at your date of termination will never vest and will expire/be forfeited, unless our Compensation Committee specifies otherwise.
Will my Option Shares vest upon a “change in control”? Yes, for any change in control as defined in Exhibit I, except for our pending merger with an affiliate of Lincoln National Corporation. Your option shares will not vest upon the completion of this merger but would vest if your job is eliminated or if you are terminated without cause within two years of the effective time of this merger.
Once Option Shares are vested, do I have until February 12, 2016 to exercise? Yes, if you remain employed until that date. If your employment terminates before then, you must exercise before the 60th day after your termination. Only Option Shares vested at your termination can be exercised. However, there are special rules for certain kinds of terminations that give you more than 60 days. If your termination is due to death, disability or retirement as described above, or occurs following a change in control (see Exhibit I), you or your heirs may exercise before the fifth anniversary of the date your employment terminates. However, in any event your option must be exercised by February 12, 2016.
What happens if I transfer to another JP unit or subsidiary? This does not affect your option in any way.
Assuming the stock goes higher and some or all of my Option Shares become vested, how do I get the value of my option? You must exercise it. You can exercise for vested Option Shares all at once, or in increments of at least 250 shares, until your option expires.
How do I exercise? By paying the exercise price for the shares you are buying. You must deliver to our Corporate Secretary’s Office an exercise form — copies can be obtained from that Office — and arrange for proper payment. When both the form and payment are received, your exercise becomes effective. If these exercise procedures change, we will notify you.
Are there different ways I can pay the exercise price? Yes.
1. Pay with your own funds. You can write us a check, or send a wire from one of your accounts, for the full exercise price for the portion you are exercising. This will result in your owning all of the exercised shares, unless you ask us to withhold shares for withholding taxes as discussed below.

2. Pay with JP shares. You can use JP shares you own, valued at market value, to pay some or all of the purchase price. You simply must certify to us that you own the shares. The exchanged shares must be held in your name or jointly with your spouse, either of record or in our dividend reinvestment plan. You can’t use shares in street name with your bank or broker. Any gain on the shares you use is tax deferred under current Federal tax law. This procedure will result in your owning the shares you started with plus additional shares representing your option gain, minus any shares you ask us to withhold for taxes.
3. Cashless exercise. You can arrange with a stock broker to borrow the exercise price and at the same time sell some or all of the shares you are exercising. This is called a cashless exercise. Most brokers will help with this. They generally will charge a commission on the stock sale, and interest on the loan for the few days before they receive the proceeds from your sale. Then you can leave the net proceeds in your brokerage account or can have your broker send them to you.
Upon exercise, do I have to keep the shares? No, you can sell some or all of the shares. We encourage you to retain at least some of the shares, to build your ownership of our stock.
How are exercised shares delivered? If you request a stock certificate, it will be mailed to you within a week or so after you exercise. If you want to avoid the inconvenience and risk of loss of stock certificates, you can ask us to deposit your shares under our dividend reinvestment plan. You then can elect either to have dividends reinvested, or to receive dividend checks. In a cashless exercise, the shares are delivered electronically to your broker.
Will I get dividends on my option? No. Dividends are paid only on outstanding stock. The option is only a right to buy the stock. Once you exercise, dividends will be paid on JP shares you keep.
Can I voluntarily transfer my option to someone else? No. Your option is not transferable except upon your death or under a qualified domestic relations order. The Compensation Committee can approve limited transfers under special circumstances.
Should you die, your option becomes part of your estate. Your estate, or whoever receives the option in distribution from your estate, can exercise in the same fashion and for the same time period as you could have after termination of employment.
Do I get taxed now on my option? No.
Will I have to pay taxes if I exercise? Yes, at the time you exercise. The closing market value of the shares on the day you exercise, minus your exercise price, is fully taxable as ordinary income, under today’s tax laws. JP receives a corresponding tax deduction. Your W-2 will show this income for the year of exercise, even if this occurs after you retire from JP.
Am I responsible for withholding taxes? Yes. Upon exercise, there are federal, Medicare and possibly other withholding taxes such as Social Security or state taxes. You can ask us to withhold some of the shares you exercise to pay the withholding taxes. Or, you or your broker can pay us the withholding taxes. We must receive these taxes before we can release the exercised shares. The exercise form provides details.
Will I pay more taxes on a later sale of shares I keep? Yes, if the share price goes up. The closing market price of the shares on the day you exercise becomes your tax basis in the shares you receive. Should you later sell the shares, you would have a capital gain or loss, equal to the difference between this tax basis and what you receive from the sale. In a cashless exercise you may have a small short term gain or loss. Long term capital gains have favorable tax rates, and there are annual limits on utilization of capital losses, under today’s tax laws. You should consult your tax or financial advisor for specific tax advice.
Will exercise after retirement affect my Social Security? Generally speaking, no. Even before age 65, exercise will not reduce or eliminate your receipt of Social Security benefits, because the taxable spread at exercise does not count as income for the current earnings test. But as noted above, this spread is subject to Social Security payroll taxes. This possibly could result in a recalculation upward of your Social Security benefits, if the exercise year becomes one of your best income years under applicable Social Security wage base limits.
Does this option guarantee me continued employment for three years or perhaps for ten years? No. It does not create any employment rights, or affect our right to take any personnel action we deem appropriate.
How can I get answers to questions about my option? Contact our Corporate Secretary’s office in Greensboro: 336-691-3691, Fax 336-691-3258. They also can provide exercise forms and helpful instructions.
Do I need to do anything now? No. Other than continuing your employment with the Jefferson-Pilot group of companies, except under the early vesting circumstances mentioned above, no action on your part is required until you want to exercise any vested Option Shares.
Are there any restrictions on my sale of shares when I exercise? We have policies as to timing and preclearances of sales for officers. In addition, one purpose of this option award is to help you build JP share ownership.
Under our current timing policy, officers are subject to a “blackout period” each quarter. They may not have any market transactions in JP stock during this period. It starts on the first day of each calendar quarter and ends with the second business day after the JP Board of Directors meeting. Generally, the Board meets on the first Monday in May, August and November and the second Monday in February, so you can trade starting on the Wednesday after that.
Under our current preclearance policy, Vice Presidents and above must preclear any market transaction in JP stock with designated counsel (presently, Bob Reed). He can advise whether there is any undisclosed material information that would make it inadvisable to trade until public disclosure is made.
We will notify officers of any changes in these policies.
We intend to continue the existing SEC registration for the Plan. If this is not practicable, we will notify you about securities law restrictions if any on your sales of JP shares.
Inside directors and certain other senior officers may be subject to additional provisions of the securities laws, under ‘34 Act Section 16 or Rule 144. They periodically receive information concerning these additional restrictions.

February 13, 2006
EXHIBIT I
to
Stock Option Award
Terms and Prospectus-Supplement
For purposes of the attached Terms and Prospectus-Supplement, the words or phrases below have the following meanings.
Retire or retirement- means termination of employment (1) after you have satisfied the age and service requirements (currently age 55 and 5 years of service) for an immediate benefit (payable as an annuity) under JP’s retirement plan, (2) after you have satisfied the requirements of a written employment agreement with JP or one of its subsidiaries, which agreement has been approved by the Compensation Committee and (a) has a term of at least 3 years ending after the date of this option or (b) provides for full vesting under other circumstances, or (3) as otherwise agreed by you and JP or one of its subsidiaries with the approval of the Compensation Committee.
Disabled or disability - means termination of employment due to inability to perform your job and with eligibility for long term disability benefits payable under a plan or program sponsored by JP.
Change in control - means a change in control of JP of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, promulgated under the Securities Exchange Act of 1934 as amended or any successor thereto (“Act”), provided that without limiting the foregoing, a change in control of JP also shall be deemed to have occurred if:
(1)	Any “person” (as defined under Section 3(a)(9) of the Act)(“Person”) or “group” of persons (as provided in Rule 13d-3 under the Act) (“Group”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) under the Act), of 20% or more of either
(A)	the then outstanding shares of JP common stock (the “Outstanding Common Stock”), or

(B)	the combined voting power of the then outstanding JP voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);
provided, however that for purposes of this paragraph (1), the following acquisitions shall not constitute a change in control:
(I)	any acquisition directly from JP,

(II)	any acquisition by JP,

(III)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by JP or any corporation controlled by JP, or

(IV)	any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (3) below; or

(2)	individuals who constitute the JP Board of Directors (“Board”) on February 13, 2006 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election, is at any time approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though he or she were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office as a director occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors, (B) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person or Group that beneficially owns 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, or (C) any other pressure from such a Person or Group; or
(3)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of JP or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination,
(A)	(I) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% (40% for any Business Combination characterized by resolution of the Incumbent Board prior to its consummation as a merger of equals) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns JP or all or substantially all of JP assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be,

(B)	no person (excluding any employee benefit plan (or related trust) of JP, such corporation resulting from such Business Combination, or any corporation controlled by, controlling or under common control with either of them) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

(C)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(4)	approval by JP shareholders of a complete liquidation or dissolution of JP; or

(5)	any other event or condition specified by the Compensation Committee as effectively changing control such that early vesting of some or all options is appropriate.